FOR IMMEDIATE RELEASE

Contacts: Greg Artkop, Media Relations Jill Cuthbertson, Investor Relations

(800) 775-7290 (972) 980-9917

BRINKER INTERNATIONAL ANNOUNCES DIVIDEND INCREASE, STOCK REPURCHASE AUTHORIZATION

DALLAS (Aug. 21, 2014) - The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.28 per share on the common stock, representing a 17 percent increase in Brinker's quarterly dividend. The increased dividend will be payable on Sept. 25, 2014 to shareholders of record as of Sept. 5, 2014.

Brinker's Board of Directors also authorized an additional $350 million in share repurchases, bringing the total share repurchase authorization to approximately $3.9 billion as of today's date.

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 25, 2014, Brinker owned, operated, or franchised 1,615 restaurants under the names Chili's® Grill & Bar (1,569 restaurants) and Maggiano's Little Italy® (46 restaurants).

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